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                                                                     EXHIBIT 5.1


June 22, 2005

Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010-3489

Re: Aqua America, Inc. - Registration Statement on Form S-8, filed June 22, 2005

Ladies and Gentlemen:

I am General Counsel of Aqua America, Inc., a Pennsylvania corporation (the "Company"). I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), relating to the Aqua America, Inc. 2005 Executive Deferral Plan (the "Plan").

I have reviewed such documents and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein. In making such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to the Company as originals, the conformity to original documents of all documents submitted to the Company as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the deferred compensation obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or general equity principles.

This opinion is limited to the laws of the Commonwealth of Pennsylvania.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

ROY H. STAHL, ESQ.